As filed with the Securities and Exchange Commission on May 15, 2024

Registration No. 333-249590
Registration No. 333-207369
Registration No. 333-144133

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC. 20549
_________________________________________
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-249590

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-207369

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-144133

UNDER THE SECURITIES ACT OF 1933
_______________________

APOGEE ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)
_______________________

Minnesota	41-0919654
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4400 West 78th Street, Suite 520 Minneapolis, Minnesota	55435
(Address of Principal Executive Offices)	(Zip Code)

APOGEE ENTERPRISES, INC. 401(K) RETIREMENT PLAN
(Full title of the plan)
Meghan M. Elliott, Esq. Sr. Vice President, General Counsel and Secretary Apogee Enterprises, Inc. 4400 West 78th Street, Suite 520 Minneapolis, Minnesota 55435 (Name and address of agent for service)
(952) 487-7645 (Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a larger accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definition of “larger accelerated filler,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	X	Accelerated filer
Non-accelerated filer		Smaller reporting company
Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

DEREGISTRATION OF SECURITIES
Apogee Enterprises, Inc. (“Company”) is filing this Post-Effective Amendment No.1 to the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) filed with the U.S. Securities and Exchange Commission (the “SEC”) in order to terminate all offerings under the Prior Registration Statements and to deregister any and all shares of the Company’s common stock, $0.33 1/3 per share par value per share (“Common Stock”), that remain unsold as of the date hereof, together with any and all other securities registered but unsold as of the date hereof thereunder:
•Registration Statements on Form S-8 filed with the SEC effective June 28, 2007, as amended by a Post-Effective Amendment filed on October 9, 2008 (Registration No. 333-144133), registering 250,000 shares of Common Stock pursuant to the Apogee Enterprises, Inc. 401(k) Retirement Plan (“Plan”).

•Registration Statement on Form S-8 filed with the SEC effective October 9, 2015, (Registration No. 333-207369), registering 250,000 additional shares of Common Stock pursuant to the Plan.

•Registration Statement on Form S-8 filed with the SEC effective October 21, 2020 (Registration No. 333-249590), registering 250,000 additional shares of Common Stock pursuant to the Plan.

The Company is filing this Post-Effective Amendment No. 1 solely to reflect the termination of any shares of Common Stock that remain unsold or unissued under the Plan, along with the associated plan interests in the Plan, and terminate the effectiveness of the Prior Registration Statements. This filing is made in accordance with an undertaking made by the Company in the Form S-8 to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on May 15, 2024.

APOGEE ENTERPRISES, INC.

By:	/s/Meghan M. Elliott
Meghan M. Elliott
Sr. Vice President, General Counsel and Secretary
No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.